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                            [WELLS FARGO LETTERHEAD]



September 12, 2000

Mr. Stephen "Duffy" Oyster
3825 Lake Austin Blvd.
Suite 401
Austin, Texas  78703

         RE:      Financing for purchase of Pancho's Mexican Buffet, Inc.

Dear Duffy:

Wells Fargo is please to consider financing up to $7,000,000 for your proposed purchase of Pancho's Mexican Buffet, Inc. This is not a commitment, but rather an expression of interest, subject to continued due diligence and successful negotiation of a credit agreement. Terms and conditions for discussion are attached as an exhibit to this letter.

I look forward to visiting with you further about this opportunity.

Sincerely,



Keith Smith
Senior Relationship Manager

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                                   Term Sheet
                               September 12, 2000
                               FOR DISCUSSION ONLY

Summarized below are the terms and conditions referred to in the letter of like date. This does not indicate a commitment to lend, but rather is presented as a basis for discussion.

BORROWER:         Stephen and Tina Oyster

PURPOSE:          Acquisition of Pancho's Mexican Buffet, Inc.

AMOUNT:           Up to $7,000,000

INTEREST RATE:    Prime minus 1%, floating

MATURITY:         One year

REPAYMENT:        Interest Monthly

COLLATERAL:       Liquid Assets

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
ADVANCE RATE:              1.       Cash (certificates of deposit, money market accounts)        100%
                           2.       Commercial paper rated A1 or better                          90%
                           3.       Municipal and corporate bonds rated AA or better             85%
                           4.       U.S. Government bonds, notes and T-bills                     90%
                           5.       Mutual Funds                                                 70%
                           6.       Listed stocks, actively traded*                              70%
                           7.       O-T-C, quoted in Wall Street Journal*                        50%
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         * Maximum advance against stock traded at less than $10/share, or with low trading volume, could have a lower advance rate